Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 2-50327, 2-95574, and 33-27628) on Form S-8 of General Mills, Inc. of our report dated May 23, 2025, with respect to the financial statements and the supplemental Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2024 of the General Mills 401(k) Plan.

/s/ KPMG LLP

Des Moines, Iowa

May 23, 2025